AMENDMENT TO LEASE AND OPERATING AGREEMENT

This Amendment to Lease and Operating Agreement (this “Amendment”) is made and entered into as of February 28, 2002 by and between Eastern Livestock Co., LLC, a Kentucky limited liability company, (“Operator”), and eMerge Interactive, Inc., a Delaware corporation (“Owner”).

RECITALS

1.    Owner and Operator entered into a Lease and Operating Agreement, dated October 16, 2001, and effective as of October 1, 2001 (the “Agreement”).

2.    The parties wish to amend the Agreement to add certain provisions relating to the line of credit maintained by Operator for purposes of the Business.

NOW, THEREFORE, in consideration of the foregoing and the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

AGREEMENT

1.    Certain Terms.    All capitalized terms used herein without definition shall have the meanings assigned thereto in the Agreement. All references to the Agreement shall refer to the Agreement as hereby amended.

2.    Amendment to Section 3 of the Agreement.    Section 3 of the Agreement is hereby amended by adding a new section 3(1), as follows:

(1) Ownership	of Inventory and Accounts and Operator’s Borrowing and Relationship with National City Bank of Kentucky.

(i)
As part of its operation of the Rollover Business, and as provided in this Agreement, Operator will purchase and sell cattle, and generate and collect accounts and other proceeds of the cattle it sells. Owner and Operator each acknowledge, stipulate, and agree that all cattle purchased by Operator in its operation of the Rollover Business, beginning on the date of this Agreement, will be purchased in Operator’s name and will be solely owned and controlled by the Operator. Owner disclaims any rights in the cattle purchased by the Operator for the Rollover Business and the proceeds of those cattle, and stipulates that its only interest in the proceeds of the transactions of Operator in the Rollover Business will be Owner’s share of net profits of the Business as provided herein.

(ii)	This Agreement requires Operator to maintain operating accounts and lines of credit at banking institutions in relation to the Business

Owner acknowledges and agrees that Operator maintains such operating accounts and lines of credit with National City Bank of Kentucky (“National City”), and that it has granted and/or will grant security interests in the cattle owned by Operator, in the proceeds of cattle, including accounts due Operator, and in the operating accounts into which the proceeds are deposited, as collateral for the money it borrows on its lines of credit with National City. Owner further agrees that the cattle, accounts, and other collateral in which Operator grants National City a security interest shall secure all of Operator’s liabilities to National City under Operator’s Revolving Loan and Security Agreement, dated December 29, 2000, and all amendments and modifications thereto, including without limitation amendments and modifications as to the maximum principal amount, and certain other (as set forth in the following sentence) debts and liabilities of Operator to National City and are not limited to securing Operator’s debts and liabilities incurred with National City in the operation of the Business. Owner acknowledges and agrees that Operator may use the cattle, accounts, and other collateral relating to the Business to cross-collateralize the following obligations (and only the following obligations) of Operator to National City: (A) Commercial Installment Note (Hartley) dated November 12, 1997 in the original principal amount of $2,225,000 and with a maturity of November 12, 2004; (B) Commercial Installment Note (Hartley Mill) dated May 14, 2001 in the original principal amount of $790,500 and with a maturity of November 12, 2007; (C) Promissory Note (Building) dated August 5, 2006 in the original principal amount of $790,500 and with a maturity of August 5, 2006; and (D) all extensions, renewals and modifications of each of (A) through (C). Notwithstanding the foregoing, Operator will use reasonable efforts to cause National City (either through replacement or repayment of such obligations) to release the cattle, accounts, and other collateral relating to the Business as collateral for obligations (A) through (D) as soon as is practicable, and in any case upon replacement or repayment of such obligations. Owner acknowledges that National City may send notices of its perfected security interest in the property of Operator to secured parties of Owner that have perfected security interests in property similar to the property Operator will buy, sell, generate, and use in the Business.

            (iii)     Owner hereby waives and subordinates in favor of National City any landlord’s or agister’s lien that Owner may now or hereafter hold as a result of Operator storing or keeping cattle at facilities owned, leased or controlled by Owner and, in compliance with Operator’s agreements with National City, Owner will permit National City to enter the premises of such facilities upon reasonable advance notice, and will authorize National City to remove its collateral therefrom in a commercially reasonable manner in order to efficiently sell or otherwise dispose of Operator’s cattle kept at such facility.

            (iv)     Owner and Operator agree that at all reasonable times and from time to time National City shall have access to and the right to use the equipment leased by Owners to Operator and set forth on Exhibit D (“Equipment”) in order for National City to examine, inspect, and make extracts from Operator’s books, records, and systems and to arrange for the verification of accounts and inventory. National City’s rights to use the Equipment shall be limited to records and data (“Records”) relating to the Business and to its collateral and shall include access to and the right to use all software, and any other equipment of Owner, required to read or otherwise render meaningful, utilize, create, maintain, and process any such Records.

(v)
Notwithstanding Section 3(e) of this Agreement, Owner agrees that so long as Operator’s line of credit is maintained at National City, Operator may maintain a single line of credit for the operation of the Business and for Operator’s other business activities. In consideration of Owner’s agreement for Operator to maintain a single line of credit with National City, Operator agrees that it will segregate on its books the loans drawn from the line of credit, and interest costs related thereto, relating to operation of the Business and to the clearing accounts between Operator and James Ed Edens, IV, and Operator additionally agrees that it will maintain separate operating accounts for the Business and for Operator’s other business activities.

(vi)
To the extent that Section 3(e) requires Owner’s approval of “material increases in the costs and conditions of the lines of credit pertaining to the Business...”, Owner agrees that this section does not apply to any increases in the interest rate at which Operator borrows from National City as long as those increases are based on a change in National City’s index rate, or to any other index rate or rate to which Operator’s line of credit is tied for the purpose of calculating interest. Any agreement, or change in any existing agreement, between Operator and National City shall be valid as between Operator and National City, even if it results in what Owner deems to be a material increase.

(vii)
Any references in this Agreement to Operator’s management, supervision, and operation of the Business, including without limitation, the management of receivables and inventory, shall not be interpreted to in any way convey to Owner any ownership or control of the cattle and the proceeds thereof, including accounts, and shall be deemed to refer only to Operators handling of property owned by Operator and over which Operator has full power and control, including without limitation the right to grant a security interest to National City.

(viii)
The provisions of this Section 3(l) shall survive the termination of this Agreement as to all cattle owned or acquired by Operator, all proceeds of those cattle, including accounts, and as to National City’s rights regarding the Equipment and Records. Owner and Operator will each promptly notify National City should this Agreement be terminated either for cause or by expiration.

(ix)	Notwithstanding Section 13(i) of this Agreement, relating to third-party beneficiaries, National City is an intended beneficiary of the provisions of this Section 3(l).

(x)
National City shall be deemed to be Operator’s “lender” as that term is used in Section 5 and National City is entitled to all information it reasonably requires in making credit decisions about Operator and in administering Operator’s lines of credit, loans, and deposit accounts.

(xi)	Should any part of this Section 3(l) conflict with any other Section or any part thereof, the provisions of this Section 3(l) shall control.

(xii)
If any provision of the Agreement violates any provision of Operator’s loan agreements, security agreements, or any other lending document with National City (“Lending Agreements”), Owner agrees to use good faith efforts to revise this Agreement in order to bring this Agreement into conformance with Operator’s Lending Agreements as they existed on the date of the Agreement or as the Lending Agreements may be subsequently modified to accommodate Operator’s credit needs resulting from this Agreement.”

3.    No Other Amendment.    Except as specifically amended pursuant to this Amendment, the Agreement remains in full force and effect in accordance with its terms.

4.    Governing Law.    This Amendment shall be governed by and constructed under the laws of the State of Delaware.

5.    Counterparts; Facsimile.    This Amendment may be executed in a number of identical counterparts, all of which shall constitute on Amendment and will be binding on the parties; provided that, in making proof of this Amendment, it shall not be necessary to produce or account for more than one such counterpart. A telecopied facsimile of a duly executed counterpart of this Amendment shall be sufficient evidence of the binding agreement of each party to the terms herein, and delivery of this Amendment shall be deemed to occur upon transmission of a facsimile of a fully executed counterpart of this Amendment to the intended recipient.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

eM	erge Interactive, Inc.

By	: /s/ SCOTT MATHEWS
Na	me: Scott Mathews
Tit	le: President & COO

Ea	stern Livestock Co., LLC

By	: /S/ THOMAS P. GIBSON
Na	me: Thomas P. Gibson
Tit	le: President